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                                                                      Exhibit 15


                            GRADISON CUSTODIAN TRUST

                     AMENDMENT TO DISTRIBUTION EXPENSE PLAN


         The Distribution Expense Plan of the Trust is hereby amended this 19th day of April, 1994.

1- The DISTRIBUTION EXPENSE PLAN shall be renamed the DISTRIBUTION SERVICE PLAN.

2- In Section 1 the words "finance the distribution" replace the words "act as the distributor of."

3- In Section 2 the words "expend funds at" replace the words "but only to the extent such expenses with respect to the Portfolio do not exceed." In Section 2 the following replaces the last sentence of Section 2:

Expenditures pursuant to this Section 2 may be made for service fees to broker-dealers or other persons (including the Portfolio's Distributor) for providing personal services to shareholders of the Portfolio, including shareholder liaison services such as responding to shareholder inquiries and providing information to customers about their Portfolio accounts.



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                            GRADISON CUSTODIAN TRUST

                            DISTRIBUTION EXPENSE PLAN


Section 1. Gradison Custodian Trust (the "Trust"), pursuant to Section 12(b) of the Investment Company act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder as the same may be from time to time issued or amended, and specifically pursuant to Rule 12b-l (the "Rule") promulgated under the 1940 Act, may act as the distributor of securities of which it is the issuer, including shares of its Gradison Government Income Fund (the "Portfolio") in accordance with the terms of this Distribution Expense Plan (the "Plan").

         Section 2. In addition to those expenses incurred as described in Sections 3 and 4 below, while this Plan is in effect, the Trust may incur expenses in respect of the distribution of securities of which it is the issuer, including shares of the Portfolio, but only to the extent such expenses with respect to the Portfolio do not exceed an annual rate of .25 of 1% of the average daily net assets of that Portfolio. A majority of the Trustees who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (" Independent Trustees") may from time to time reduce the amount of such expenses or may suspend the operation of this Section 2 for such period or periods of time as they may determine. Expenses permitted to be paid by the Trust pursuant to this Section 2 shall include, and be limited to, payments to broker-dealers or other persons (including the Trust's Distributor) for their assistance with respect to the distribution of the shares of the Portfolio.

         Section 3. The Trust's investment adviser (the "Adviser") incurs or may incur certain expenses in connection with the Portfolio. To the extent that any advisory fees paid by the Trust pursuant to the Investment Advisory Agreement might be considered to be indirectly financing any activity which is "primarily intended to result in the sale of shares" issued by the Trust within the meaning of the Rule, the payment of such advisory distribution fees is authorized under this Plan.

         Section 4. Pursuant to the Investment Advisory Agreement between the Trust and its Adviser, the Trust bears all expenses incurred in the operation of the Trust and not specifically assumed by the Adviser under the Investment Advisory Agreement or by its distributor under a certain Master Distribution Agreement, including the costs of preparing, printing and mailing registration statements, prospectuses, annual, semi-annual and other periodic reports furnished to shareholders of the Trust's Portfolios and to regulatory authorities; registration, filing and other fees in connection with the requirements of regulatory authorities; expenses of issue, sale, redemption and repurchase of shares of the Portfolios; expenses incurred in connection with the provision of shareholder services; and legal and accounting expenses incurred in connection with the foregoing. To the extent that any payments made by the Trust pursuant to the Investment Advisory Agreement are considered to be "primarily intended to result in the sale of shares" issued by the Trust within


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the meaning of the Rule, such payments when made by the Trust pursuant to the
Investment Advisory Agreement are authorized under this Plan.

         Section 5. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" of the Trust shall be committed to the discretion of the disinterested Trustees then in office.

         Section 6. While this Plan is in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall furnish at least quarterly to the Board of Trustees of the Trust, and the Trustees shall review, a written report as to the amounts expended during each quarter and the purposes for which such amounts were expended.

         Section 7. This Plan shall not take effect as to the Portfolio until it has been approved by a majority of the Board of Trustees of the Trust and by a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan, and by a vote of a majority of the outstanding voting securities of the Portfolio. This Plan shall continue in effect as to the Portfolio for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated as to the Portfolio at any time by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio. This Plan may not be amended to materially increase the amount of distribution expenses incurred as to the Portfolio without the approval of a majority of the outstanding voting securities of the Portfolio, and all material amendments to the Plan must be approved by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such amendment.

         Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, on not more than sixty days' notice to any other party to the agreement, and (b)that such agreement shall terminate automatically in the event of its assignment.

         Section 9. Should the Trust establish any additional series subsequent to the date hereof, and retain the Adviser and the Distributor to serve such series under the terms of the Investment Advisory Agreement and the Master Distribution Agreement, respectively, the Trust may, subject to approval of the shareholders of each such series pursuant to Section 7 hereof, implement the Plan with respect to any such series by attaching to the Plan a written notice to such effect which shall include the Distribution Fee payable with respect to such series and the purposes for which such Distribution Fee may be used by the Distributor, whereupon each such series shall be included with the Gradison Government Income Fund in the term "Portfolio" hereunder.


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         Section 10. The adoption of this Plan shall not constitute any admission that any payments made by the Trust and authorized by the Plan pursuant to Section 4 constitute distribution expenses within the meaning of the tile, or that payments of distribution expenses by the Trust's Adviser would constitute the indirect payment of distribution expenses by the Trust or the Portfolio.

         Section 11. As used in this Plan, the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 12. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof for a period of not Less than six years from the date of execution of this Plan, or of the agreements or of any such reports, as the case may be, the first two years in an easily accessible place.